UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2009

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA	24019
(Address of principal executive offices)	(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1. Table of Contents

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Optical Cable Corporation Acquires Applied Optical Systems, Inc.

On October 31, 2009, Optical Cable Corporation (“OCC”) acquired Applied Optical Systems, Inc. (“AOS”), in a series of transactions that resulted in OCC owning 100% of the equity of AOS. First, OCC exercised a warrant issued by AOS in April 2005, as amended, to acquire 56% of the equity of AOS (on a fully diluted, as converted basis) for an exercise price of $1.5 million. The exercise price was paid by OCC by offsetting certain trade accounts receivable previously owed by AOS to OCC, and OCC received shares of convertible preferred stock of AOS. Second, OCC acquired an additional 10% of the equity of AOS (on a fully diluted, as converted basis) by purchasing common stock from the shareholders of AOS pursuant to an existing right, as amended, without additional consideration. And finally, OCC acquired the remaining 34% equity of AOS (on a fully diluted, as converted basis) in the form of common stock purchased from the AOS shareholders pursuant to a Stock Purchase Agreement. Under the terms of the Stock Purchase Agreement, the shareholders of AOS received (i) $250,000 in cash, (ii) a right to an earnout based on performance relative to a derived EBITDA calculation during the period of fiscal years 2012 through 2016, and payable on January 31, 2017, in cash or shares of OCC common stock (at OCC’s sole option), and (iii) the cancelation of personal guaranties of the shareholders of AOS of pre-acquisition loans made by OCC to AOS. As of October 31, 2009, AOS continues to owe OCC approximately $5.3 million (unaudited), including principal and interest, pursuant to a pre-acquisition loan originated in April 2005, as subsequently amended, which is secured by all of the assets of AOS.

Optical Cable Corporation’s press release on November 5, 2009, regarding its acquisition of AOS is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release issued by Optical Cable Corporation on November 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/S/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Senior Vice President and Chief Financial Officer

Dated: November 5, 2009

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